Exhibit 99.1

American States Water Company Announces Election of New Director

SAN DIMAS, Calif.--(BUSINESS WIRE)--January 26, 2010--Effective January 22, 2010, American States Water Company (NYSE:AWR) elected James F. McNulty as a director of the Company to serve until the Company’s annual meeting in 2011 or until his successor is duly elected and qualified. Mr. McNulty (age 67) was also elected as a director of two of the Company’s subsidiaries, Golden State Water Company and Chaparral City Water Company.

“Mr. McNulty has very strong engineering and construction credentials, combined with in-depth knowledge of business development and project management,” said Lloyd E. Ross, Chairman of the Board of Directors. “We are delighted to have him join the Board of Directors of the Company.”

Following a distinguished 24-year career in the Army, Mr. McNulty retired as a Colonel and joined Parsons Corporation, an international engineering, construction and technical and management services firm, in 1988. Mr. McNulty retired as Chairman and Chief Executive Officer of Parsons Corporation in 2008, after 20 years of service and continues to retain his position as a Director on the Parsons’ Board. He holds a bachelor’s degree in Engineering from the United States Military Academy at West Point and two master’s degrees, one in Nuclear Physics from Ohio State University and one in Management from the Massachusetts Institute of Technology.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
909-394-3600, extension 707